Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Jeffrey Weir – Sloane & Company
	408-519-9677	212-446-1878
	ir@tivo.com	jweir@sloanepr.com

JEFFREY HINSON ELECTED TO TIVO BOARD OF DIRECTORS

ALVISO, CA – January 26, 2007 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today announced the election of Jeffrey T. Hinson, 51, to the TiVo Board of Directors. Mr. Hinson will serve on the Audit Committee. Mr. Hinson’s election increases the membership of the TiVo board to nine, including seven independent, outside directors. The appointment is effective immediately.

Mr. Hinson, independent consultant and member of the boards of Live Nation, Inc. (NYSE: LYV) and Windstream Corporation (NYSE: WIN), has extensive experience and expertise in media and corporate finance.

Mr. Hinson served as Executive Vice President and Chief Financial Officer of Univision Communications from March 2004 to June 2005. He served as Senior Vice President and Chief Financial Officer of Univision Radio, the radio division of Univision Communications, from September 2003 to March 2004. From 1997 to 2003, Mr. Hinson served as Senior Vice President and Chief Financial Officer of Hispanic Broadcasting Corporation, which was acquired by Univision Communications in 2003 and became the radio division of Univision Communications.

“Jeff brings to the TiVo board a passion for the media business and a depth and breadth of experiences in corporate finance developed through his leadership responsibilities across companies that have seen incredible growth and resilience,” said TiVo’s CEO, Tom Rogers. “We are pleased that he will be joining our Board and have the benefit of his keen insights and strategic vision as we continue to grow the TiVo brand.”

“As the pioneer of DVR technology and a leader in developing innovative branded entertainment services, TiVo is changing the way consumers watch television, broadband video and advertising,” said Hinson. “I look forward to working with the board of directors and senior management to capitalize on the company’s unique market position.”

“We are pleased to add Jeff to our very strong team of Directors, as he brings a wealth of experience in media and finance,” said TiVo’s Board of Directors, Nominating and Governance Committee Chair, Randy Komisar, Partner, Kleiner Perkins Caufield & Byers. “It is exciting to have a person of Jeff’s caliber show the willingness to undertake a leadership role with TiVo and we recognize the essential value that he will deliver to our future strategy discussions.”

Mr. Hinson holds a BBA, 1977, and a MBA, 1979, from the University of Texas at Austin.

About TiVo Inc.

Founded in 1997, TiVo (NASDAQ: TIVO) pioneered a brand new category of products with the development of the first commercially available digital video recorder (DVR). Sold through leading consumer electronic retailers, TiVo has developed a brand which resonates boldly with consumers as providing a superior television experience. Through agreements with leading satellite and cable providers, TiVo also integrates its full set of DVR service features into the set-top boxes of mass distributors. TiVo’s DVR functionality and ease of use, with such features as Season Pass™ recordings and WishList® searches, has elevated its popularity among consumers and has created a whole new way for viewers to watch television. With a continued investment in its patented technologies, TiVo is revolutionizing the way consumers watch and access home entertainment. Rapidly becoming the focal point of the digital living room, TiVo’s DVR is at the center of experiencing new forms of content on the TV, such as broadband delivered video, music and photos. With innovative features, such as TiVoToGo™ and online scheduling, TiVo is expanding the notion of consumers experiencing “TiVo, TV your way.®” The TiVo® service is also at the forefront of providing innovative marketing solutions for the television industry, including a unique platform for advertisers and audience measurement research. The Company is based in Alviso, California.

TiVo, Season Pass, TiVoToGo, WishList, the slogan ‘TiVo, TV your way.’, and the TiVo logo are trademarks or registered trademarks of TiVo Inc. worldwide. © 2007 All rights reserved.